JUSCESP

04 23 21

JUCESP PROTOCOL

0.287.159/21-8

(barcode)

SF 292 PARTICIPAÇÕES SOCIETÁRIAS S.A.

CNPJ/ME No. 40.181.184/0001-58

NIRE 35300562071

MINUTES OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING

HELD ON FEBRUARY 8, 2021

1 Date, Time and Place: Held on February 8, 2020, at 10:00 a.m., at the head office of SF 292 Participações Societárias S.A. (“Company”), in the City of São Paulo, State of São Paulo, at Rua Cardeal Arcoverde, No. 2.365, suites 11 and 13, District of Pinheiros, Postal Code 05407-003.

2 Attendance: Shareholder representing the entire capital stock of the Company, as per signatures recorded in the “Shareholders’ Attendance Register”.

3 Call Notice: Call formalities waived, pursuant to article 124, paragraph 4 of Law No. 6.404/76 (“Corporation Law”).

4 Board: Chairman: Mr. Luis Guilherme de Souza Silva; Secretary: Lawrence Santini Echenique.

5 Agenda: To consider and resolve on: (I) the change in the Company’s corporate name; (II) the change in the address of the Company’s head office; (III) the change in the Company’s corporate purpose; (IV) the consequent amendment to Articles 1, 2 and 3 of the Company’s Bylaws; (V) the removal of the current members of the Company’s Executive Board; (VI) the election of new members of the Company’s Executive Board; (VII) the restatement of the Company’s Bylaws; and (X) the authorization of the Company’s Officers and/or attorneys-in-fact to perform any acts and execute any documents that may be necessary for the achievement and implementation of any resolutions taken.

6 Resolutions: After analyzing and discussing the matters on the agenda, the Company’s shareholders resolved, by unanimous vote and without any reservations or restrictions, as follows:

6.1 Change the Company’s corporate name, so that the Company is now called “GTX S.A.”.

6.2 Change the address of the head office of the Company of the City of São Paulo, State of São Paulo, Rua Cardeal Arcoverde, No. 2.365, suites 11 and 13, District of Pinheiros to City of São Paulo, State of São Paulo, Praça Comandante Lineu Gomes, S/N, Jardim Aeroporto, Postal Code (CEP) 04626-020.

6.3 Change the Company’s corporate purpose, so that the Company’s corporate purpose is now the “management of own assets and participation in the capital stock of other companies as a quotaholder or shareholder”.

6.4 Amend Articles 1, 2 and 3 of the Company’s Bylaws to reflect the change set out in items 6.1, 6.2 and 6.3 above, which shall come into effect as follows:

“Article One. GTX S.A. (“Company”) is a joint-stock company governed by these Bylaws and other applicable legal provisions.”

“Article Two. The Company has its head office and jurisdiction in the City of São Paulo, State of São Paulo, Praça Comandante Lineu Gomes, S/N, Jardim Aeroporto, Postal Code 04626-020, and may open branches, agencies or offices by resolution of the Executive Board.”

“Article Three. The Company’s corporate purpose is to manage its own assets and participate in the capital stock of other companies as a quotaholder or shareholder.”

6.5 Accept the resignation of the current members of the Executive Board, namely, Messrs. Luis Guilherme de Souza Silva, Brazilian, married, lawyer, holder of Identity Card RG No. 30267600-4 SSP/SP and CPF/ME No. 035.156.498-59, as Officer without specific designation and Lawrence Santini Echenique, Brazilian, married, lawyer, holder of Identity Card RG No. 43.727.670-3 SSP/SP and CPF/ME No. 360.198.918-28, as Officer without specific designation, as per resignation letters filed at the Company’s head office. The Officers now removed hereby grant the Company the broadest, most irreducible, general, complete, irrevocable and irreversible discharge for any and all acts performed by virtue of the exercise of their positions as officers of the Company, having nothing more to receive in the present or in the future in any way.

6.6 Elect 4 (four) new members to the Company’s Executive Board, with a term of office of 2 (two) years, namely:

(i) Paulo Sergio Kakinoff, Brazilian, married, business administrator, holder of Identity Card RG No. 25.465-939-1, registered with the CPF/ME under No. 194.344.518-41, resident and domiciled in the City of São Paulo, State of São Paulo, with professional address in the City of São Paulo, State of São Paulo, at Praça Comandante Lineu Gomes, S/N, gate 3, CEP 04626-020, Jardim Aeroporto, for the position of Officer without specific designation;

(ii) Richard Freeman Lark Jr., Brazilian, single, business administrator, holder of Identity Card RG No. 50.440.294-8, registered with the CPF/ME under No. 214.996.428-73, resident and domiciled in the City of São Paulo, State of São Paulo, with professional address in the City of São Paulo, State of São Paulo, at Praça Comandante Lineu Gomes, S/N, gate 3, CEP 04626-020, Jardim Aeroporto, for the position of Officer without specific designation;

(iii) Eduardo José Bernardes Neto, Brazilian, married, business administrator, holder of Identity Card RG No. 20.427.334-1, registered with the CPF/ME under No. 165.610.978-66, resident and domiciled in the City of São Paulo, with professional address in the City of São Paulo, State of São Paulo, State of São Paulo, at Praça Comandante Lineu Gomes, S/N, gate 3, CEP 04626-020, Jardim Aeroporto, for the position of Officer without specific designation; and

(iv) Celso Guimarães Ferrer Junior, Brazilian, married, economist, holder of Identity Card RG No. 24982348, registered with the CPF/ME under No. 309.459.748-33, resident and domiciled in the City of São Paulo, State of São Paulo, with professional address in the City of São Paulo, State of São Paulo, at Praça Commander Lineu Gomes, S/N, gate 3, CEP 04626-020, Jardim Aeroporto, for the position of Officer without specific designation.

6.6.2 The members of the Executive Board elected herein will take office upon signing the respective instrument of investiture recorded in the “Register of Minutes of Executive Board Meetings” and presenting a declaration of qualification, in accordance with applicable legislation.

6.6.3 The officers accept the positions for which they were elected and expressly declare, under penalty of law, that they are not prevented by special law from exercising the management of the Company, nor have they been convicted or under the effects of a conviction, to a penalty that prevents, even temporarily, access to public office, or for bankruptcy, malfeasance, bribery, payoff, embezzlement crimes, or crimes against the public interest, the national financial system, antitrust rules, consumer relations, public faith or property. Accordingly, the officers hereby elected take office in their respective positions by signing the respective instruments of investiture in the Register of Minutes of Executive Board Meetings.

6.7 Restate the Company’s Bylaws, in light of the resolutions taken in the items above under the terms of Exhibit I.

6.8 Authorize any of the Company’s Officers and/or attorneys-in-fact to perform all acts and take the necessary measures to implement the resolutions contained in the agenda, including with regard to the signing of documents.

7 Closing: There being no further business to discuss, and since none of those present wished to speak, the meeting was adjourned, and these minutes were drawn up in summary form, in accordance with the provisions of Article 130, paragraph 1 of the Corporation Law, which, having been read and found to be in order, were signed by all those present. Board: Mr. Luis Guilherme de Souza Silva (Chairman) and Mr. Lawrence Santini Echenique (Secretary). Shareholder present: Gol Linhas Aéreas Inteligentes S.A.

Sao Paulo, February 8, 2021.

Board:

(sgd)	(sgd)
Luis William de Souza Silva	Lawrence Santini Echenique
Chairman	Secretary

Economic Development Office – JUCESP

I certify registration under number 187.867/21-5 (barcode)

(sgd) Gisela Simiema Ceschin, Secretary General

JUCESP – April 23, 2021 (illegible)

EXHIBIT I TO THE MINUTES OF EXTRAORDINARY SHAREHOLDERS’ MEETING OF SF 292 PARTICIPAÇÕES SOCIETÁRIAS S.A., HELD ON FEBRUARY 8, 2021.

BYLAWS OF

GTX S.A.

CNPJ/ME No. 40.181.184/0001-58

NIRE 35300562071

CHAPTER I

NAME, HEAD OFFICE, PURPOSE AND DURATION

Article One. GTX S.A. (“Company”) is a joint-stock company governed by these Bylaws and other applicable legal provisions.

Article Two. The Company has its head office and jurisdiction in the City of São Paulo, State of São Paulo, Praça Comandante Lineu Gomes, S/N, Jardim Aeroporto, and may open branches, agencies or offices by resolution of the Executive Board.

Article Three. The Company’s corporate purpose is to manage its own assets and participate in the capital stock of other companies as a quotaholder or shareholder.

Article Four. The Company shall have an indefinite term of duration.

CHAPTER II

CAPITAL STOCK

Article Five. The capital stock is R$400.00 (four hundred Reais), represented by 400 (four hundred) shares, all of which are common, registered, and with no par value.

Paragraph One. Each share corresponds to one vote in corporate resolutions.

Paragraph Two. Shares resulting from a capital increase shall be distributed among shareholders, in accordance with the law, within the period set by the meeting that decides on the capital increase.

Paragraph Three. Upon approval by shareholders representing the majority of the capital stock, the Company may acquire its own shares for the purpose of cancellation or holding them in treasury, without reducing the capital stock, and subsequently sell them, in compliance with the legal and regulatory rules in force.

CHAPTER III

SHAREHOLDERS’ MEETING

Article Six. The Shareholders’ Meeting shall meet, ordinarily, in the first 4 (four) months after the end of the financial year and, extraordinarily, whenever the social interests so require.

Paragraph One. The Shareholders’ Meeting shall be chaired by a shareholder or officer elected at the time, who shall invite the secretary of the meeting from among the officers or shareholders present.

Paragraph Two. The resolutions of the Annual and Extraordinary Shareholders’ Meetings, except for the exceptions provided for by law and without prejudice to the provisions of these Bylaws, shall be taken by a qualified majority of votes, with blank votes not being counted.

CHAPTER IV

MANAGEMENT

Article Seven. The Company shall be managed by an Executive Board, composed of 2 (two) to 5 (five) members, all of whom shall be appointed as officers, and may or may not be shareholders, resident in the country, and elected annually by the Shareholders’ Meeting, with re-election permitted. Upon expiration of their term of office, the officers shall continue to hold office until their successors take office.

Paragraph One. Officers are exempt from posting a bond and their remuneration will be set by the Shareholders’ Meeting that elects them, unless otherwise decided by shareholders representing a qualified majority of votes.

Paragraph Two. The investiture in positions will be done by means of a document drawn up in the appropriate book.

Article Eight. In the event of an occasional impediment of an officer, his/her duties shall be performed by any other officer, appointed by the others. In the event of a vacancy, the appointed Officer shall remain in office until the election and investiture of a replacement by the Shareholders’ Meeting.

Article Nine. The Executive Board has broad powers to administer and manage the company’s business, and may perform all acts necessary to manage the Company and represent it before third parties, in or out of court, and before any public authority and federal, state or municipal government agencies; exercise normal management powers, sign documents, deeds, contracts and negotiable instruments; issue and endorse checks; open, operate and close bank accounts; contract loans, grant guarantees, acquire, sell, encumber or assign, in whole or in part, movable or immovable property.

Article Ten. The representation of the Company in or out of court, as well as the performance of all acts referred to in Article Nine, shall be the responsibility of any 2 (two) Officers, acting jointly, or one or more attorneys-in-fact, in the manner indicated in their respective powers of attorney. The appointment of attorney(s)-in-fact shall be made by the signature of 2 (two) officers, jointly, and the power of attorney shall specify the powers granted to the agents and be granted for a period of validity not exceeding 12 (twelve) months, except in relation to powers of attorney with “ad judicia” powers, which may be granted for an indefinite period.

Sole Paragraph. The provision of guarantees, sureties and other guarantees in favor of third parties shall be subject to approval by shareholders representing the majority of the capital stock.

Article Eleven. The Executive Board is responsible for managing the progress of the Company’s business, carrying out all acts necessary for its regular operation.

CHAPTER V

FISCAL COUNCIL

Article Twelve. The Company shall have a Fiscal Council, which shall not operate permanently and, when installed, shall be composed of at least 3 (three) and at most 5 (five) effective members and an equal number of alternates, whether shareholders or not.

Sole Paragraph. The members of the Fiscal Council shall be elected by the Annual Shareholders’ Meeting for a term of 1 (one) year, with re-election permitted.

CHAPTER VI

GENERAL PROVISIONS

Article Thirteen. The Company’s fiscal year coincides with the calendar year, ending on December 31 (thirty-first) of each year. At the close of the fiscal year, the Company shall prepare a balance sheet and other financial statements required by applicable law.

Article Fourteen. The profits recorded in each fiscal year shall be allocated as determined by the Shareholders’ Meeting, as recommended by the Executive Board, after hearing the Fiscal Council, when in operation, and after making the deductions determined by applicable legislation.

Article Fifteen. By decision of shareholders representing the majority of the capital stock, the Company may prepare periodic balance sheets at any time in order to determine results and distribute profits in shorter periods.

Article Sixteen. The company shall distribute, as a mandatory dividend in each fiscal year, the minimum percentage of 1% provided for and adjusted in accordance with applicable legislation.

Article Seventeen. The Company shall enter into liquidation in the cases provided for by law or by resolution of the Shareholders’ Meeting, with the quorum of shareholders representing the majority of the capital stock, which shall determine the form of its liquidation, elect the liquidators and set their remuneration.

Article Eighteen. Any action between the shareholders or against the Company shall be brought before the courts of the Judicial District of São Paulo, State of São Paulo.